Page _____ of _____ Pages
                                                          1        5







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                 19



                    (A fee is not being paid with this statement)



                                 DEXTER CORPORATION
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      252165105
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        5



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   DEXTER CORPORATION
                   ONE ELM STREET
                   WINDSOR LOCKS, CONN.  06096

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 0 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 0 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: yes, see item 4(b)
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          3        5



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/17/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          4        5

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          5        5


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC                 0 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                                    0 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  3



                    (A fee is not being paid with this statement)



                              EQUITABLE RESOURCES, INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      294549100
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 1,015,450

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 1,015,450

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,015,450

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.76  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 525,700

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 525,700

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 525,700

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.42  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   EQUITABLE RESOURCES, INC.
                   420 BOULEVARD OF THE ALLIES
                   PITTSBURGH, PA.  15219

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,541,150 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 4.18 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: yes, see item 4(b)
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/17/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         1,015,450 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           525,700 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,541,150 shares


                                                   Page _____ of _____ Pages
                                                          1        5







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  9



                    (A fee is not being paid with this statement)



                            FLOATING POINT SYSTEMS, INC.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      339734105
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        5



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   FLOATING POINT SYSTEMS, INC.
                   3601 S.W. MURRAY BLVD.
                   BEAVERTON, ORE.  97005

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 0 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 0.00 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: yes; see item 4(b)
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          3        5



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/17/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          4        5

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          5        5


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC                 0 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                                    0 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  2



                    (A fee is not being paid with this statement)



                                HEILIG-MEYERS COMPANY
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      422893107
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 2,797,493

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 2,797,493

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,797,493

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 4.90  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   HEILIG-MEYERS COMPANY
                   2235 STAPLES MILL ROAD
                   RICHMOND, VA.  23230

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 2,797,493 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 4.90 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: yes; see item 4(b)
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/17/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         2,797,493 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            2,797,493 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  7



                    (A fee is not being paid with this statement)



                                    ST. JOE CORP.
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      790148100
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 421,100

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 421,100

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 421,100

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.37  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   ST. JOE CORP.
                   SUITE 400
                   1650 PRUDENTIAL DRIVE
                   JACKSONVILLE, FLA.  32207

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 421,100 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 1.37 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: yes; see item 4(b)
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/17/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           421,100 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                              421,100 shares


                                                   Page _____ of _____ Pages
                                                          1        6







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  2



                    (A fee is not being paid with this statement)



                             SOUTHWESTERN ENERGY COMPANY
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      845467109
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        6


                                         13G

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 488,600

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 488,600

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 488,600

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 1.97  %

12.  Type of Reporting Person: IC

______________________________________________________________________________

 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
 2.  Member of a Group: (a)_____(b)__X__

 3.  SEC USE ONLY:

 4.  Citizenship or Place of Organization: Illinois

 5.  Sole Voting Power: 511,400

 6.  Shared Voting Power: 0

 7.  Sole Dispositive Power: 511,400

 8.  Shared Dispositive Power: 0

 9.  Aggregate Amount Beneficially Owned by each Reporting person: 511,400

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

11.  Percent of Class Represented by Amount in Row 9: 2.06  %

12.  Type of Reporting Person: IC

                                                   Page _____ of _____ Pages
                                                          3        6



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   SOUTHWESTERN ENERGY COMPANY
                   1083 SAIN ST.
                   P.O. BOX 1408
                   FAYETTEVILLE, ARK. 72702-1408

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 1,000,000 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 4.04 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: yes; see item 4(b)
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          4        6



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/17/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          5        6

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          6        6


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC           488,600 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC           511,400 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                            1,000,000 shares


                                                   Page _____ of _____ Pages
                                                          1        5







                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  Amendment No. ___
                                                  3



                    (A fee is not being paid with this statement)



                     TOWN & COUNTRY TRUST OF BENEFICIAL INTEREST
                 ___________________________________________________
                                      (Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      892081100
                 ___________________________________________________
                                   (Cusip Number)



                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





  John P. Elterich
  Investment Department
  State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710
  (309) 766-2302
                                                   Page _____ of _____ Pages
                                                          2        5



Item 1(a) and (b).  Name and Address of Issuer:
                    __________________________
                   TOWN & COUNTRY TRUST OF BENEFICIAL INTEREST
                   100 SOUTH CHARLES ST.
                   BALTIMORE, MD.  21201

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 0 shares on 12/31/1997
            _________________________

Item 4(b).  Percent of Class: 0.00 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:  The persons
            ____________________________________________
            identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

Item 5.  Ownership of Five Percent or less of a Class: yes; see item 4(b)
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________


         the Security being Reported on by the Parent Holding Company: N/A
         ________________________________________________________
Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
                                                   Page _____ of _____ Pages
                                                          3        5



  Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

  Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



              01/17/1998                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
    SAVINGS AND THRIFT PLAN FOR
    U.S. EMPLOYEES                         STATE FARM BALANCED FUND, INC.






  _________________________________
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
                                                   Page _____ of _____ Pages
                                                          4        5

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corporation and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                   Page _____ of _____ Pages
                                                          5        5


                                                               Number of
                                                              on Proceeds
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC                 0 shares
State Farm Life Insurance Company                IC                 0 shares
State Farm Life and Accident Assurance Company   IC                 0 shares
State Farm Fire and Casualty Company             IC                 0 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Growth Fund, Inc.                     IV                 0 shares
State Farm Balanced Fund, Inc.                   IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP                 0 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                                  0 shares
  Balanced Account                                                  0 shares
                                                    -----------------
                                                                    0 shares